Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST
OF
STELLAR LUMENS INVESTMENT TRUST

This Certificate of Amendment to the Certificate of Trust of Stellar Lumens Investment Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C.§ 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust amended hereby is Stellar Lumens Investment Trust.

2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Grayscale Stellar Lumens Trust (XLM).

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By: /s/ Thomas Musarra

Name: Thomas Musarra

Title: Vice President